Exhibit 23.1

The Board of Directors
Networking Partners, Inc.

Gentlemen:

This letter will authorize you to include the audit of Networking Partners, Inc. dated April 28, 2011for the period from inception (November 2, 2010) through December 31, 2010 and the unaudited quarterly review for the three months ended March 31, 2011 in the Registration Statement Form S-1 to be filed with the Securities and Exchange Commission. We also consent to your reference to Labrozzi & Co., PA as experts in accounting and auditing.

Yours Truly,

/s/ Labrozzi & Co., PA
Labrozzi & Co., PA
April 29, 2011